Investor Contact:                        Press Contact:
Suzanne Park                            Eric Nash
Stamps.com Investor Relations                Stamps.com Public Relations
(310) 482-5830                        (310) 482-5942
invrel@stamps.com                        enash@stamps.com

STAMPS.COM REPORTS THIRD QUARTER RESULTS
El Segundo, CA – November 5, 2020 – Stamps.com® (Nasdaq: STMP), the leading provider of postage online and shipping software, today announced results for the quarter ended September 30, 2020.
Third Quarter 2020 Financial Highlights
•Total revenue was $193.9 million, up 42% compared to $136.2 million in the third quarter of 2019.
•GAAP net income was $64.0 million, up 599% compared to $9.1 million in the third quarter of 2019.
•GAAP net income per fully diluted share was $3.30, up 528% compared to $0.52 in the third quarter of 2019.
•Non-GAAP adjusted EBITDA was $71.2 million, up 107% compared to $34.5 million in the third quarter of 2019.
•Non-GAAP adjusted income per fully diluted share was $3.83, up 243% compared to $1.12 in the third quarter of 2019.
”Our third quarter results continued to demonstrate the value of our best-in-class shipping technology utilized by our eCommerce shipping customers throughout the world. Our technology solutions serve a broad variety of eCommerce customers, and facilitate their operations at a critical time as they adapt to new consumer purchasing behariors and demands. We are extraordinarily proud of our employees around the world who have adapted so well to various new workplace dynamics while also driving innovation and excellence under very difficult circumstances. We continue to believe we are well positioned in our pursuit of becoming the leading worldwide multi-carrier eCommerce shipping software company,” said Ken McBride, Stamps.com’s Chairman and CEO.

Third Quarter 2020 Detailed Results
Third quarter 2020 total revenue was $193.9 million, up 42% compared to the third quarter of 2019. Third quarter 2020 Mailing and Shipping revenue (which includes service, product and insurance revenue but excludes Customized Postage) was $193.9 million, up 46% compared to the third quarter of 2019. Third quarter 2020 Customized Postage revenue was $0 million, down 100% compared to the third quarter of 2019 as the USPS terminated its customized postage program effective June 16, 2020.
Third quarter 2020 GAAP income from operations was $54.6 million, GAAP net income was $64.0 million, and GAAP net income per share was $3.30 based on 19.4 million fully diluted shares outstanding. This compares to third quarter 2019 GAAP income from operations of $15.7 million, GAAP net income of $9.1 million, and GAAP net income per share of $0.52 based on 17.4 million fully diluted shares outstanding. Third quarter 2020 GAAP income from operations, GAAP net income, and GAAP income per fully diluted share increased by 249%, 599%, and 528% year-over-year, respectively.
Third quarter 2020 GAAP income from operations included $10.2 million of non-cash stock-based compensation expense and $5.5 million of non-cash amortization of acquired intangibles. Third quarter 2020 GAAP net income included $95 thousand of non-cash amortization of debt issuance costs. Third quarter 2020 GAAP income tax benefit was $9.5 million and non-GAAP income tax benefit was $4.1 million, resulting in a $5.4 million non-GAAP tax expense adjustment. The lower non-GAAP tax benefit reflects the tax impact on the non-GAAP pre-tax income at a non-GAAP effective tax rate of -5.8% for the third quarter. See the section later in this release entitled, “About Non-GAAP Financial Measures” for more information on how non-GAAP taxes are calculated. Excluding the non-cash stock-based compensation expense and non-cash amortization of acquired intangibles, third quarter 2020 non-GAAP income from operations was $70.3 million. Also excluding non-cash amortization of debt issuance costs and including the non-GAAP tax expense adjustment, third quarter 2020 non-GAAP adjusted income was $74.3 million or $3.83 per share based on 19.4 million fully diluted shares outstanding.
Third quarter 2019 GAAP income from operations included $11.8 million of non-cash stock-based compensation expense and $5.5 million of non-cash amortization of acquired intangibles. Third quarter 2019 GAAP net income included $93 thousand of non-cash amortization of debt issuance costs. Third quarter 2019 GAAP income tax expense was $5.9 million and non-GAAP income tax expense was $13.0 million, resulting in a $7.1 million non-GAAP tax expense adjustment. The higher non-GAAP tax expense reflected the tax impact on the non-GAAP pre-tax income at a non-GAAP effective tax rate of 40.0% for the third quarter. Excluding the non-cash stock-based compensation expense and non-cash amortization of acquired intangibles, third quarter 2019 non-GAAP income from operations was $33.0 million. Also excluding non-cash amortization of debt issuance costs and including the non-GAAP tax expense adjustment, third quarter 2019 non-GAAP adjusted income was $19.5 million or $1.12 per share based on 17.4 million fully diluted shares outstanding.
Therefore, third quarter 2020 non-GAAP income from operations, non-GAAP adjusted income, and non-GAAP adjusted income per fully diluted share increased by 113%, 281%, and 243% year-over-year, respectively.
Non-GAAP income from operations, non-GAAP adjusted income, and non-GAAP adjusted income per share are described further in the “About Non-GAAP Financial Measures” section of this press release and are reconciled to the corresponding GAAP measures in the following tables (unaudited):
Reconciliation of GAAP to Non-GAAP Financial Measures (Third Quarter 2020)

Thirdd Quarter Fiscal 2020		Stock-Based	Intangible	Debt
All amounts in millions except	GAAP	Compensation	Amortization	Amortization	Income Tax	Non-GAAP
per share data:	Amounts	Expense	Expense	Expense	Adjustments	Amounts

Cost of Revenues	$43.95	$0.93	$—	$—	$—	$43.02
Research & Development	24.74	3.11	—	—	—	21.63
Sales & Marketing	41.75	2.47	—	—	—	39.28
General & Administrative	28.86	3.65	5.48	—	—	19.73
Total Expenses	139.30	10.16	5.48	—	—	123.66

Income (Loss) from Operations	54.62	(10.16)	(5.48)	—	—	70.26

Interest and Other Income (Loss)	(0.14)	—	—	(0.10)	—	(0.04)

Benefit (Expense) for Income Taxes	9.48	—	—	—	5.41	4.07

Adjusted Income (Loss)	63.97	(10.16)	(5.48)	(0.10)	5.41	74.29

On a diluted per share basis	$3.30	$(0.52)	$(0.28)	$(0.00)	$0.28	$3.83

Shares used in per share calculation	19.41	19.41	19.41	19.41	19.41	19.41

Reconciliation of GAAP to Non-GAAP Financial Measures (Third Quarter 2019)

Third Quarter Fiscal 2019
All amounts in millions except		Stock-Based	Intangible	Debt
per share data:	GAAP	Compensation	Amortization	Amortization	Income Tax	Non-GAAP
	Amounts	Expense	Expense	Expense	Adjustments	Amounts

Cost of Revenues	$38.20	$0.86	$—	$—	$—	$37.34
Research & Development	20.28	2.87	—	—	—	17.41
Sales & Marketing	33.06	2.69	—	—	—	30.37
General & Administrative	28.98	5.33	5.55	—	—	18.10
Total Expenses	120.52	11.75	5.55	—	—	103.22

Income (Loss) from Operations	15.65	(11.75)	(5.55)	—	—	32.95

Interest and Other Income (Loss)	(0.57)	—	—	(0.09)	—	(0.48)

Benefit (Expense) for Income Taxes	(5.93)	—	—	—	7.06	(12.99)

Adjusted Income (Loss)	9.15	(11.75)	(5.55)	(0.09)	7.06	19.48

On a diluted per share basis	$0.52	$(0.67)	$(0.32)	$(0.01)	$0.40	$1.12

Shares used in per share calculation	17.44	17.44	17.44	17.44	17.44	17.44

Third Quarter GAAP Net Income and Non-GAAP Adjusted EBITDA
Third quarter 2020 GAAP net income was $64.0 million, up 599% compared to $9.1 million in the third quarter of 2019.

Third quarter 2020 non-GAAP adjusted EBITDA was $71.2 million, up 107% compared to $34.5 million in the third quarter of 2019.

Adjusted EBITDA is a non-GAAP financial measure which is described further in the “About Non-GAAP Financial Measures” section of this press release and is reconciled to GAAP net income in the following table (unaudited):
Reconciliation of GAAP Net Income to Non-GAAP Adjusted EBITDA

	Three Months ended
All amounts in millions	September 30,
	2020	2019

GAAP Net Income (Loss)	$63.97	$9.15

Depreciation and Amortization expense	$6.46	$7.08
Interest & Other Expense (Income), net	$0.14	$0.57
Income Tax Expense (Benefit), net	$(9.48)	$5.93

Stock-based Compensation Expense	$10.16	$11.75

Adjusted EBITDA	$71.24	$34.49

Taxes
For the third quarter of 2020, the Company reported a GAAP income tax benefit of $9.5 million representing an effective tax rate of -17.4%. For the third quarter of 2019, the Company reported a GAAP income tax expense of $5.9 million representing an effective tax rate of 39.3%. As discussed below under the heading, “About Non-GAAP Financial Measures,” we believe our effective annual tax rate for 2020 will be approximately 12%. Accordingly, the third quarter 2020 effective rate of -17.4% should not be assumed to apply for 2020 as a whole, and our after tax income during the remainder of 2020 will likely reflect a materially higher rate than is reflected in our after tax results for the third quarter of 2020. Our third quarter 2020 GAAP net income should also be understood to have been positively impacted by the lower effective tax rate applicable specifically to the quarter.
Share Repurchase and Debt Repayment
During the third quarter of 2020, the Company repurchased approximately 67 thousand shares at a total cost of approximately $15.9 million.
The current Board-approved share repurchase program, which expires in February 2021, remains in effect with a remaining authorization of approximately $20 million as of November 4, 2020.
Summary of our Business Outlook
For fiscal year 2020, the Company currently expects its GAAP financial outlook to be as follows:
◦We expect total revenue to be in a range of approximately $705 million to $735 million; this compares to previous guidance of $650 million to $725 million.
◦We expect GAAP net income to be in a range of approximately $140 million to $157 million; this compares to previous guidance of $79 million to $122 million.
◦We expect GAAP net income per fully diluted share to be in a range of approximately $7.30 to $8.27; this compares to previous guidance of $3.93 to $6.70.
◦We expect our 2020 effective tax rate to be approximately 12%; this compares to previous guidance of 28%.
The above GAAP amounts, adjusted as detailed below, result in the following non-GAAP financial outlook:
◦We expect non-GAAP adjusted EBITDA to be in a range of approximately $230 million to $250 million; this compares to previous guidance of $180 million to $240 million.
◦We expect non-GAAP adjusted income per fully diluted share to be in a range of approximately $10.35 to $11.35; this compares to previous guidance of $6.25 to $9.25.
Detailed Discussion of our Business Outlook
As noted above, for 2020, the Company currently expects total revenue to be in a range of approximately $705 million to $735 million; this compares to previous guidance of $650 million to $725 million.
Also, for 2020, the Company currently expects GAAP net income to be in a range of approximately $140 million to $157 million; this compares to previous guidance of $79 million to $122 million.
The expected GAAP net income range includes depreciation and amortization expense of approximately $26 million, stock-based compensation expense of approximately $44 million, interest and other expense, net of approximately $1 million, and income tax expense of approximately $19 million to $21 million. Excluding the depreciation and amortization expense, stock-based compensation expense, interest and other expense, net and income tax expense, we expect non-GAAP adjusted EBITDA to be in a range of approximately $230 million to $250 million; this compares to previous guidance of $180 million to $240 million.

The following table is provided to facilitate a reconciliation of 2020 expected non-GAAP adjusted EBITDA to expected GAAP net income:

	Fiscal Year 2020 Guidance
All amounts in millions	Low End of Range	High End of Range

GAAP net income	$139.5	$157.1

Adjustments to reconcile adjusted EBITDA to GAAP net income:
Stock-based compensation expense	$44.0	$44.0
Depreciation and amortization expense	$26.0	$26.0
Interest and other expense (income), net	$1.4	$1.4
Income tax expense	$19.0	$21.4
Total adjustments excluded from adjusted EBITDA	$90.5	$92.9

Adjusted EBITDA	$230.0	$250.0

As noted above, for 2020, the Company currently expects GAAP net income per fully diluted share to be in a range of approximately $7.30 to $8.27; this compares to previous guidance of $3.93 to $6.70. The expected GAAP net income per fully diluted share range includes non-cash stock-based compensation expense of approximately $44 million, non-cash amortization of acquired intangibles expense of approximately $22 million, and non-cash amortization of debt issuance costs of approximately $0.4 million. Excluding the stock-based compensation expense, amortization of acquired intangibles expense, and amortization of debt issuance costs, and including higher expected non-GAAP income taxes of approximately $8 million from the expected tax effects of these adjustments at an assumed 12% effective full-year tax rate, we expect non-GAAP adjusted income per fully diluted share to be in a range of $10.35 to $11.35; this compares to previous guidance of $6.25 to $9.25.
The following table is provided to facilitate a reconciliation of 2020 expected non-GAAP adjusted income per fully diluted share to expected GAAP net income per fully diluted share:

	Fiscal Year 2020 Guidance
All amounts in millions except percentages and per share data	Low End of Range	High End of Range

GAAP net income per fully diluted share	$7.30	$8.27

Adjustments to reconcile non-GAAP to GAAP:
Stock-based compensation expense	$44.0	$44.0
Amortization of acquired intangibles	$22.0	$22.0
Amortization of debt issuance costs	$0.4	$0.4
Total adjustments excluded from non-GAAP	$66.4	$66.4
Projected effective tax rate	12.0%	12.0%
Increased tax expense from non-GAAP adjustments	$8.0	$8.0
Total tax affected adjustments excluded from non-GAAP	$58.4	$58.4

Fully diluted shares	19.1	19.0
Total adjustments excluded from non-GAAP adjusted income per fully diluted share	$3.05	$3.08

Non-GAAP adjusted income per fully diluted share	$10.35	$11.35

This business outlook does not include the impact from potential future acquisitions, including acquisition costs or related financings, or unanticipated events. This business outlook also does not include the impact of foreign currency fluctuations, or other geopolitical events, such as trade negotiations or Brexit. This business outlook also does not include the impact of employee stock option exercises and any associated tax effects. This business outlook and the related assumptions are forward-looking statements subject to the safe harbor statement contained at the end of this press release, and reflect our views of current and future market conditions as of the date of this press release. Ranges reflect our business assumptions, but actual results could fall outside the ranges presented. Only a few of our assumptions underlying our guidance are disclosed above, and our actual results will be affected by known and unknown risks, trends, uncertainties and other factors, many of which are beyond our control or ability to predict. Although we believe that the assumptions underlying our guidance are reasonable, they are not guarantees of future performance and some of them will inevitably prove to be incorrect. As a result, our actual future results can be expected to differ from our expectations, and those differences could be material, as a result of, among other things, the factors described under “Forward-Looking Statements,” below. We do not undertake any obligation to release publicly any revisions to our business outlook or other forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Company Metrics and Conference Call
2020 Company metrics, updated to include the third quarter, is available at https://investor.stamps.com (in the subsection “Investor Metrics” under the dropdown menu “Financial Info”). These metrics are not incorporated into this press release.
The Stamps.com financial results conference call will be webcast today at 5:00 p.m. Eastern Time and may be accessed at https://investor.stamps.com. The Company plans to discuss its business outlook during the conference call. Following the conclusion of the webcast, a replay of the call will be available at the same website.
About Stamps.com, Endicia, ShipStation, ShipWorks, ShippingEasy, ShipEngine and MetaPack
Stamps.com (Nasdaq: STMP) is the leading provider of postage online and shipping software solutions to customers, including consumers, small businesses, e-commerce shippers, enterprises, and high volume shippers. Stamps.com offers solutions that help businesses run their shipping operations more smoothly and function more successfully under the brand names Stamps.com, Endicia, ShipStation, ShipWorks, ShippingEasy, ShipEngine and MetaPack. Stamps.com’s family of brands provides seamless access to mailing and shipping services through integrations with more than 500 unique partner applications.
Endicia is a leading brand for high volume shipping technologies and services for U.S. Postal Service shipping. Under this brand we offer solutions that help businesses run their shipping operations more smoothly and function more successfully. Our Endicia branded solutions also provide seamless access to USPS shipping services through integrations with partner applications.
ShipStation is a leading web-based shipping solution that helps e-commerce retailers import, organize, process, package, and ship their orders quickly and easily from any web browser. ShipStation features the most integrations of any e-commerce web-based solution with more than 350 shopping carts, marketplaces, package carriers, and fulfillment services. Integration partners include eBay, PayPal, Amazon, Etsy, Square, Shopify, BigCommerce, Volusion, Magento, Squarespace, and carriers such as USPS, UPS, FedEx and DHL. ShipStation has sophisticated automation features such as automated order importing, custom hierarchical rules, product profiles, and fulfillment solutions that enable its customers to complete their orders, wherever they sell, and however they ship.
ShipWorks is a leading brand for client-based shipping solutions that help high volume shippers import, organize, process, fulfill, and ship their orders quickly and easily from any standard PC. With integrations to more than 100 shopping carts, marketplaces, package carriers, and fulfillment services, ShipWorks has the most integrations of any high-volume client shipping solution. Package carriers include USPS, UPS, FedEx, DHL, OnTrac and many more. Marketplace and shopping cart integrations include eBay, PayPal, Amazon, Etsy, Shopify, BigCommerce, Volusion, ChannelAdvisor, Magento, and many more. ShipWorks has sophisticated automation features such as a custom rules engine, automated order importing, automatic product profile detection, and fulfillment automation, which enable high volume shippers to complete their orders quickly and efficiently.
ShippingEasy provides a single platform for e-commerce merchants to automate order imports and shipping, manage inventory, and increase sales through customer email marketing and online reviews.

Powerful integrations with leading online channels such as Amazon, eBay, Etsy, Walmart, Shopify, Magento, WooCommerce and many others allow merchants to manage orders from everywhere they sell all in one place. The inclusion of email marketing and inventory management solutions plus award-winning support from real humans via phone, email, and chat lets online merchants streamline their businesses and increase orders through a single integrated platform that provides more than best-in-class shipping solutions.
ShipEngine offers a multi-carrier shipping platform for e-commerce stores, logistics and warehouse providers, systems integrators, e-commerce application integrators, and new application developers. ShipEngine APIs enable developers to build custom workflows within their own platforms and streamline the e-commerce fulfillment process with real-time label generation, rate quoting, parcel tracking, and address validation. ShipEngine supports more than 30 different carriers and includes integrations with leading e-commerce service providers, shopping carts, and marketplaces.
MetaPack helps e-commerce and delivery professionals to meet with the consumer’s growing expectations of delivery, while maintaining and optimizing operational efficiency. MetaPack’s SaaS solution offers a wide range of personalized delivery services, from global order tracking to simplified return procedures, through a catalog of more than 400 carriers and 4,500 services available that span every country in the world.
About Non-GAAP Financial Measures
To supplement the Company’s condensed consolidated balance sheets and consolidated statements of income presented in accordance with GAAP, the Company uses non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP income from operations, non-GAAP adjusted income, non-GAAP adjusted income per fully diluted share and adjusted EBITDA.
Non-GAAP financial measures are provided to enhance investors’ overall understanding of the Company’s financial performance and prospects for the future and as a means to evaluate period-to-period comparisons. The Company believes the non-GAAP measures, which: (1) exclude certain non-cash items including stock-based compensation expense, amortization of acquired intangibles, amortization of debt issuance costs, and contingent consideration charges; (2) exclude certain expenses and gains such as acquisition related expenses, litigation settlement expenses, executive consulting expenses, and insurance proceeds; and (3) include income tax adjustments, provide meaningful supplemental information regarding financial performance by excluding certain expenses and benefits that may not be reflective of our underlying operating performance.
Non-GAAP adjusted income is calculated as GAAP net income plus the cumulative impact of the adjustments outlined in the paragraph immediately above.
Non-GAAP adjusted income per fully diluted share is calculated as non-GAAP adjusted income divided by fully diluted shares.
Non-GAAP income tax expense for the first, second and third quarters of our fiscal year are calculated by multiplying the projected annual effective tax rate in that quarter by the non-GAAP adjusted income before taxes for the quarter. Among other things, the projected annual effective tax rate does not reflect potential future employee option exercises in the remaining quarters of the fiscal year due to the inherent difficulty in forecasting employee option exercises. The projected annual effective tax rate also considers other factors including the Company’s tax structure and its tax positions in various jurisdictions where the Company operates. The actual annual effective tax rate realized for the fiscal year could differ materially from our projected annual effective tax rate used in the first, second and third quarters.
Non-GAAP income tax expense for the fourth quarter of the fiscal year is calculated by multiplying the actual effective tax rate for the fiscal year by the non-GAAP adjusted income before taxes for the fiscal year and subtracting the non-GAAP income tax expense or benefit reported in the first, second and third quarters. As a result, the fourth quarter reflects the tax impact of reconciling the first, second and third quarter projected annual effective rates to the actual effective tax rate for the fiscal year.

The projected non-GAAP full-year tax rate for 2020 is 12%. The decrease in our estimated effective tax rate for 2020 was primarily driven by an increase in projected pre-tax book income and employee stock option exercises.
Adjusted EBITDA as calculated in this press release represents earnings before interest and other expense, net, interest and other income, net, income tax expense or benefit, depreciation and amortization and excludes certain items, such as stock-based compensation expense.
The presentation of non-GAAP financial measures is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. These non-GAAP financial measures may differ from similarly titled measures used by other companies. Reconciliation of non-GAAP financial measures included in this press release to the corresponding GAAP measures can be found in the financial tables of this press release.
The Company believes that non-GAAP financial measures, when viewed with GAAP results and the accompanying reconciliation, enhance the comparability of operating results against prior periods and allow for greater transparency of operating results. Management uses non-GAAP financial measures in making financial, operating, compensation and planning decisions. The Company believes non-GAAP financial measures facilitate management and investors in comparing the Company’s financial performance to that of prior periods as well as in performing trend analysis over time.

Share Repurchase Timing
The timing of share repurchases, if any, and the number of shares to be bought at any one time will depend on factors including market conditions and the Company’s compliance with the covenants in its Amended and Restated Credit Agreement. Share repurchases may be made from time to time on the open market or in negotiated transactions at the Company's discretion in compliance with Rule 10b-18 of the United States Securities and Exchange Commission. The Company's purchase of any of its shares may be subject to limitations imposed on such purchases by applicable securities laws and regulations and the rules of the Nasdaq Stock Market.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995

This release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are statements that are not historical facts, and may relate to future events or the Company’s anticipated results, business strategies or capital requirements, among other things, all of which involve risks and uncertainties. You can identify many (but not all) such forward-looking statements by looking for words such as “assumes,” “approximates,” “believes,” “expects,” “anticipates,” “estimates,” “projects,” “seeks,” “intends,” “plans,” “could,” “would,” “may” or other similar expressions, and include statements that refer to future responses to and effects of the COVID-19 pandemic. Important factors which could cause actual results to differ materially from those in the forward-looking statements, include (i) the Company’s ability to monetize its customers’ transactions with carriers, including uncertainties regarding the duration, renegotiation and ultimate impact of existing and potential future arrangements with carriers and partners and our success in implementing our strategy over the long term, (ii) the significant and unprecedented uncertainty regarding the business and economic impact of the ongoing COVID-19 pandemic (as well as the impact of efforts of governments, businesses and individuals to mitigate the effects of such pandemic) on the Company, its customers, its carrier and integration partners and the global economy, which makes it particularly difficult to predict the nature and extent of impacts on demand for our products and services, making our business outlook subject to considerable uncertainty, (iii) the Company's ability to successfully integrate and realize the benefits of its past or future strategic acquisitions or investments, (iv) the Company’s ability to diversify its relationships with carriers, (v) the impact of foreign exchange fluctuations and geopolitical risks, and (vi) other important factors that are detailed in filings with the Securities and Exchange Commission made from time to time by Stamps.com, including its Annual Report on Form 10-K for the year ended December 31,

2019, Quarterly Reports on Form 10-Q (particularly the “Risk Factors” sections of those reports), and Current Reports on Form 8-K. Matters described in forward-looking statements may also be affected by other known and unknown risks, trends, uncertainties and factors, many of which are beyond the Company’s ability to control or predict. Copies of these filings may be obtained by visiting our investors relations website at www.stamps.com or the SEC’s website at www.sec.gov. Stamps.com undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Trademarks

Stamps.com, the Stamps.com logo, Endicia, MetaPack, PhotoStamps, ShipEngine, ShippingEasy, ShipStation and ShipWorks are registered trademarks of Stamps.com Inc. and its subsidiaries.  All other brands and names used in this release are the property of their respective owners.

STAMPS.COM INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data: unaudited)

	Three Months ended September 30,		Nine Months ended September 30,
	2020	2019	2020	2019
Revenues:
Service	$183,779	$124,643	$509,905	$375,979
Product	5,816	5,116	18,599	15,306
Insurance	4,322	3,106	11,598	9,871
Customized postage*	—	3,307	11,891	9,792
Total revenues	193,917	136,172	551,993	410,948
Cost of revenues:
Service	41,998	34,040	115,990	98,727
Product	1,954	1,602	6,103	4,824
Customized postage*	—	2,560	10,000	7,431
Total cost of revenues	43,952	38,202	132,093	110,982
Gross profit	149,965	97,970	419,900	299,966
Operating expenses:
Sales and marketing	41,748	33,058	120,636	99,181
Research and development	24,739	20,281	68,946	56,725
General and administrative	28,856	28,980	90,339	82,743
Total operating expenses	95,343	82,319	279,921	238,649
Income from operations	54,622	15,651	139,979	61,317

Foreign currency exchange gain (loss), net	(67)	(38)	(238)	(285)
Interest expense	(96)	(589)	(1,019)	(1,948)
Interest income and other income (loss), net	27	53	59	170
Income before income taxes	54,486	15,077	138,781	59,254
Income tax (benefit) expense	(9,485)	5,929	6,590	20,359
Net income	$63,971	$9,148	$132,191	$38,895
Net income per share:
Basic	$3.59	$0.53	$7.61	$2.24
Diluted	$3.30	$0.52	$7.02	$2.19
Weighted average shares outstanding:
Basic	17,826	17,144	17,376	17,326
Diluted	19,406	17,441	18,842	17,753

*The customized postage program was eliminated by the United States Postal Service effective June 16, 2020. As a result, the Company does not expect material customized postage revenue or cost of revenue after June 2020.

CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, unaudited)

	September 30,	December 31,
	2020	2019

ASSETS
Cash and cash equivalents	$389,618	$156,307
Accounts receivable, net	60,220	74,898
Current income taxes	17,696	300
Prepaid expenses and other current assets	70,277	43,178
Property and equipment, net	33,008	32,983
Goodwill and intangible assets, net	506,716	529,603
Deferred income taxes, net	27,056	27,056
Other assets	105,795	38,171
Total assets	$1,210,386	$902,496

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Accounts payable and other liabilities	$280,693	$167,213
Debt, net of debt issuance costs	—	50,188
Deferred income taxes, net	11,159	11,455
Deferred revenue	9,895	8,015
Total liabilities	301,747	236,871

Stockholders' equity:
Common stock	57	56
Additional paid-in capital	1,249,420	1,098,426
Treasury stock	(627,360)	(593,511)
Retained earnings	283,132	150,941
Accumulated other comprehensive income (loss)	3,390	9,713
Total stockholders' equity	908,639	665,625
Total liabilities and stockholders' equity	$1,210,386	$902,496